UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):     May 23, 2008 (May 19, 2008)

International Textile Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408

(Address, Including Zip Code, of Principal Executive Offices)

(336) 379-6220

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2008, International Textile Group, Inc. (the “Company”) announced the hiring of Willis C. “Billy” Moore, 55, as Executive Vice President and Chief Financial Officer, effective as of May 21, 2008. A copy of the press release relating to such announcement is attached as Exhibit 99.1 hereto. Prior to joining the Company, Mr. Moore had served as vice president and chief financial officer of Polymer Group, Inc., an international innovator, manufacturer and marketer of engineered materials, focused primarily on the production of nonwovens, since 2003. Prior thereto, he had served as executive vice president and chief financial officer of Unifi, Inc., a diversified producer and processor of multifilament polyester and nylon textured yarns and related raw materials, having joined that company in 1994. Prior thereto, Mr. Moore worked for Ernst & Young, an accounting firm, and predecessor companies. He graduated from the University of South Carolina.

In connection with the appointment of Mr. Moore, Gary L. Smith, the Company’s chief financial officer, who had previously announced his decision to resign from all positions with the Company effective May 31, 2008, stepped down from the chief financial officer position effective upon the commencement of Mr. Moore’s employment by the Company.

The Company and Mr. Moore have entered into an employment agreement, effective as of May 21, 2008 (the “Employment Agreement”) pursuant to which (i) the Company will pay Mr. Moore an annual salary of $400,000, and (ii) Mr. Moore will be eligible to participate in the Company’s various annual bonus and equity incentive plans, with a minimum payout in 2008 to Mr. Moore under the annual bonus plan of $200,000 and an initial grant under the Company’s incentive plan with a minimum current value of $708,000. In addition, the Employment Agreement provides that Mr. Moore will be entitled to certain perquisites under, and to participate in, the various other health, life insurance, disability and other benefit programs as may be offered to executive officers and salaried employees by the Company from time to time.

The Employment Agreement terminates on May 31, 2011, and contains an automatic one-year renewal unless either party gives the other party three months’ notice of non-renewal, except in certain limited circumstances.

The Employment Agreement provides that Mr. Moore will be eligible to receive severance payments in the event of a termination without “cause” (as defined in the Employment Agreement) or a termination for “good reason” (as defined in the Employment Agreement). In such event, Mr. Moore will be entitled to a payment equal to three times his then-current base salary plus three times the average of his previous three years annual bonus (or if he was employed for less than three years, the average of his bonus during his term of employment), and any then-outstanding stock-based awards granted to Mr. Moore would immediately vest and become exercisable. Further, if the Company chooses not to renew the agreement, Mr. Moore will be entitled to two years’ base salary plus the average of his previous three years’ annual bonus (or if he was employed for less than three years, the average of his bonus during his term of employment).

If Mr. Moore’s employment is terminated as a result of death or disability, he (or his estate) will be entitled to receive his base salary through the date of termination, any accrued but unpaid bonus, and the pro rata portion of target bonus compensation for the year in which the termination occurs. Upon a termination for cause, Mr. Moore will only be due his base salary through the date of termination, and all other amounts will be forfeited. In the event of a termination other than for “good reason” or if

Mr. Moore determines not to renew his Employment Agreement, Mr. Moore will be entitled to his base salary through such termination date and any accrued but unpaid bonus as of such date.

The Employment Agreement also contains customary confidentiality, non-compete and non-solicitation obligations of Mr. Moore.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Exhibit Name

99.1	Press Release dated May 19, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TEXTILE GROUP, INC.

By:	/s/ Neil W. Koonce
Name:	Neil W. Koonce
Title:	Vice President and General Counsel

Date: May 23, 2008